Exhibit 10.2

JUPITER WELLNESS, INC
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of May 1, 2023, (the “Effective Date”), between Jupiter Wellness Inc., a Delaware corporation, whose principal place of business is 1061 E Indiantown Rd, Suite 110, Jupiter, FL 33477 (the “Company”, or “Employer”) and Dr. Glynn Wilson, an individual (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company and to enter into a formal employment agreement for the benefit and protection of all parties.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the Company and the Executive do hereby agree as follows:

1.	Recitals. The above recitals are true, and correct, and are herein incorporated by reference.

2.	Employment. The Company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions hereinafter set forth.

3.	Duties and Responsibilities. During the term of this Agreement, the Executive shall serve as Chief Scientific Officer of the Company.

4.	Term. The term of employment hereunder will commence on May 1, 2023, and continue for a period of two (2) years, which shall auto-renew for successive two (2) year periods unless terminated in accordance herewith (collectively the “Term”).

5.	Compensation and Benefits.

a.	Salary. During the Term of this Agreement, the Executive shall be paid an initial base salary (the “Base Salary”) paid bi-weekly, at an annualized rate of One Hundred Seventy-Five Thousand ($175,000) for the calendar year 2023. The base salary shall increase by 10% each calendar year thereafter for the duration of the Term of this agreement.

b.	Bonus. The Company shall pay the Executive an annual bonus (the “Performance Bonus”) measured by such metrics as R&D, marketing of products, and clinical research, which will be submitted to the Compensation Committee by the Executive within fourteen (14) days of the beginning to the Fiscal Year. The Compensation Committee shall at a minimum conduct an annual review for Performance Bonus purposes and make a recommendation to the Board.

c.	Pay Increase. The Executive’s base salary may be increased at any time, at the sole discretion of the Company, based on the Executive’s performance, contributions to the Company, and other factors deemed relevant by the Employer. Any such increase shall be communicated to the Executive in writing and shall take effect on a date determined by the Employer.

d.	Cost of Living Adjustment. The Executive’s base salary shall be subject to an annual Cost of Living Adjustment (the “COLA”) based on the Consumer Price Index (CPI) for All Urban Consumers (CPI-U) for the previous year. The COLA shall be calculated as a percentage increase and shall take effect on the first day of each calendar year.

e.	Stock Options. Under this Agreement, the Executive’s compensation may include either stock options or restricted stock. Specific details about the issuance of these equity awards, such as the grant date, vesting schedule, and strike price, will be available in Appendix A. Please refer to this appendix and the 2022 Omnibus Equity Incentive Plan for more information.

f.	Benefits. Upon signing this Agreement, the Executive becomes eligible for mandatory employee benefits required by law and other benefits the Company may offer. Benefits may include health, life, and disability insurance coverage, a 401(k) plan, and an Executive Stock Ownership Plan. The Company can update or modify its offerings at any time, and the Executive will be notified of any changes. For more information, refer to the Jupiter Wellness Executive Handbook.

g.	Vacation. The Company offers its employees two different time-off plans: Paid Time Off (PTO) and Responsible Time Off (RTO). The RTO plan is offered to benefit-eligible exempt employees in the United States, while the accrued PTO plan is offered to non-exempt (hourly) employees in the United States. Please refer to the Jupiter Wellness Executive Handbook for specific details on each plan, including eligibility criteria and accrual rates. We are committed to providing our employees with comprehensive and competitive benefits packages, including generous time off policies, to support their well-being and work-life balance.

h.	Holidays. The Company shall provide the Executive with a certain number of paid holidays each calendar year, as determined by the U.S. federal holidays designated by Congress. While the specific observance dates may change from year to year, all Federal bank and market holidays shall be observed by the Company as paid vacation days.

i.	Business Expense Reimbursement. During the term of employment, the Executive shall be entitled to receive proper reimbursement for all reasonable, out-of-pocket expenses incurred by the Executive (in accordance with the policies and procedures established by the Company for its employees) in performing services hereunder, provided the Executive properly accounts therefor.

j.	Cell Phone Usage Reimbursement. The Executive will receive a $125 monthly stipend for business use of their personal cell phone. The stipend doesn’t cover the device cost or the full monthly bill. To qualify, the Executive must agree to the Bring Your Own Device Policy. This policy covers data protection, security, and acceptable use. By accepting the stipend, the Executive agrees to comply with the policy and use their phone in line with company standards.

6.	Consequences of Termination of Employment.

a.	Death. This Agreement and the Executive’s employment hereunder shall be terminated by the death of the Executive. In the event of the death of the Executive during the Term, the Base Salary shall be paid to the Executive’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive, for three (3) months from the date of the Executive’s death, all granted but unvested Options shall immediately vest and all vested but unexercised Options shall remain exercisable by the Executive’s designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Executive, through the term of such Option.

b.	Disability.

i.	In the event of the Executive’s disability, as hereinafter defined, the Executive shall be entitled to compensation in accordance with the Company’s disability compensation practice for senior executives, including any separate arrangement or policy covering the Executive, but in all events the Executive shall continue to receive the Executive’s Base Salary for a period, at the annual rate in effect immediately prior to the commencement of disability, through the date on which the disability has been deemed to occur as hereinafter provided below, and for a period of three (3) months thereafter, all granted but unvested Options shall immediately vest and all vested but unexercised Options shall remain exercisable by the Executive through the term of such Option. Any amounts provided for in this Section 6(b) shall not be offset by other long-term disability benefits provided to the Executive by the Company.

ii.	“Disability,” for the purposes of this Agreement, shall be deemed to have occurred in the event (A) the Executive is unable by reason of sickness or accident, to perform the Executive’s duties under this Agreement for an aggregate of sixty (60) days in any consecutive six (6) month period or (B) the Executive has a guardian of the person or estate appointed by a court of competent jurisdiction. Termination due to disability shall be deemed to have occurred upon the first day of the month following the determination of disability as defined in the preceding sentence.

iii.	Anything herein to the contrary notwithstanding, if, following a termination of employment hereunder due to disability as provided in the preceding paragraph, the Executive becomes reemployed, whether as an Executive or a consultant to the Company, any salary, annual incentive payments or other benefits earned by the Executive from such reemployment shall offset any salary continuation due to the Executive hereunder commencing with the date of re-employment.

c.	Termination by the Company for Cause.

i.	Nothing herein shall prevent the Company from terminating Employment for “Cause,” as hereinafter defined. The Executive shall continue to receive the Base Salary the in effect only for the period through the date of such termination and any vested Options shall remain exercisable pursuant to the terms. Any rights and benefits the Executive may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

ii.	“Cause” shall mean and include those actions or events specified below in subsections (A) through (D) to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement: (A) committing or participating in an injurious act of, gross neglect or embezzlement against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (C) engaging in a criminal enterprise involving moral turpitude; or (D) the Executive being charged with or a conviction of an act or acts constituting a felony under the laws of the United States or any state thereof. Any other termination shall be deemed a termination “Other than for Cause.”

iii.	Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a notice of termination stating that the Executive committed one of the types of conduct set forth.in this Section 6(c) contained in this Agreement and specifying the particulars thereof and the Executive shall be given a fifteen (15) day period to cure such conduct, if possible. The Executive shall be entitled to receive his entire compensation during such notice period.

d.	Termination by the Company Other than for Cause. The foregoing notwithstanding, the Company may terminate the Executive’s employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6(c) above, the Company may terminate this Agreement upon giving one (I) months’ prior written notice. During such one (I) month period, the Executive shall continue to perform the Executive’s duties pursuant to this Agreement, and the Company shall continue to compensate the Executive in accordance with this Agreement. On the date of termination the Executive will receive a lump sum equal to his entire remaining Employment contract, all granted but unvested Options shall immediately vest and all vested but unexercised Options shall remain exercisable by the Executive through the term of such Option. If the Executive is terminated either Voluntarily or Involuntarily other than for Cause, including but not limited to (i) a Change of Control or Attempted Change of Control, (ii) material merger or other material business combination, (iii) change of Board of Directors or Executive Officers or (iv) or other events as set forth in the respective Employment Agreement, the Executive is entitled to all compensation remaining to be paid as per the terms of this Employment Agreement or two (2) years, whichever is greater.

e.	Voluntary Termination. In the event the Executive terminates the Executive’s employment on the Executive’s own volition (except as provided in Section 6(t) and/or Section 6(g) prior to the expiration of the Term of this Agreement, including any renewals thereof, such termination shall constitute a voluntary termination and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Cause as provided in Section 6(c).

f.	Constructive Termination of Employment. If the Executive so elects, a termination by the Company without Cause under Section 6(d) shall be deemed to have occurred upon the occurrence of one or more of the following events without the express written consent of the Executive:

i.	a significant change in the nature or scope of the authorities, powers, functions, duties, or responsibilities attached to the Executive’s position as described in Section 3; or

ii.	a change in the Executive’s principal office to a location outside the counties of Palm Beach or Broward County, Florida; or

iii.	any reduction in the Executive’s Base Salary; or

iv.	a material breach of the Agreement by the Company; or

v.	a material reduction of the Executive’s benefits under any employee benefit plan, program, or arrangement (for the Executive individually or as part of a group) of the Company as then in effect or as in effect on the effective date of the Agreement, which reduction shall not be effectuated for similarly situated employees of the Company; or

vi.	failure by a successor company to assume the obligations under the Agreement.

Anything herein to the contrary notwithstanding, the Executive shall give written notice to the Board of Directors of the Company that the Executive believes an event has occurred which would result in a Constructive Termination of the Executive’s employment under this Section 6(f), which written notice shall specify the particular act or acts, on the basis of which the Executive intends to so terminate the Executive’s employment, and the Company shall then be given the opportunity, within fifteen (15) days of its receipt of such notice to cure said event, provided, however, there shall be no time period permitted to cure a second or subsequent occurrence under this Section 6(f) (whether such second occurrence be of the same or a different event specified in subsections (i) through (vi) above).

g.	Termination Following a Change of Control.

i.	In the event that a “Change in Control” or an “Attempted Change in Control” as hereinafter defined, of the Company shall occur at any time during the Term hereof, the Executive shall have the right to terminate the Executive’s employment under this Agreement upon thirty (30) days written notice given at any time within one year after the occurrence of such event, and such termination of the Executive’s employment with the Company pursuant to this Section 6(g)(i), and, in any such event, such termination shall be deemed to be a Termination by the Company Other than for Cause and the Executive shall be entitled to such Compensation and Benefits as set forth in Subsection 6(h) of this Agreement.

ii.	For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred at such time as:

1.	any “person”, other than the Executive, (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of the combined voting power of the Company’s outstanding securities then having the right to vote at elections of directors; or,

2.	the individuals who at the commencement date of the Agreement constitute the Board of Directors cease for any reason to constitute a majority thereof unless the election, or nomination for election, of each new director, was approved by a vote of at least two-thirds of the directors then in office who were directors at the commencement of the Agreement; or

3.	there is a failure to elect two or more (or such number of directors as would constitute a majority of the Board of Directors) candidates nominated by management of the Company to the Board of Directors; or

4.	the business of the Company for which the Executive’s services are principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary of the Company) or otherwise.

Anything herein to the contrary notwithstanding, this Section 6(g)(ii) will not apply where the Executive gives the Executive’s explicit written waiver stating that for the purposes of this Section 6(g)(ii) a Change in Control shall not be deemed to have occurred. The Executive’s participation in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.

An “Attempted Change in Control” shall be deemed to have occurred if any substantial attempt, accompanied by significant work efforts and expenditures of money, is made to accomplish a Change in Control, as described in subparagraphs (1), (2), (3) or (4) above whether or not such attempt is made with the approval of a majority of the then-current members of the Board of Directors

iii.	In the event that, within twelve (12) months of any Change in Control of the Company or any Attempted Change in Control of the Company, the Company terminates the employment of the Executive under this Agreement, for any reason other than for Cause as defined in Section 6(c), or the Executive’s employment is constructively terminated as defined in Section 6(f), then, in any such event, such termination shall be deemed to be a Termination by the Company Other than for Cause and the Executive shall be entitled to such Compensation and Benefits as set forth in Subsection 6(d) of this Agreement.

h.	Benefits Upon Termination of Executive Employment. In the event of any termination of the Executive’s employment Other than for Cause, or any termination of the Executive’s employment pursuant to Sections 6(d), 6(f), or 6(g), on the effective date of any such termination, the Executive shall be entitled to receive all life, disability, and health insurance benefits to which he was entitled which shall continue for a period of twelve (12) months following the effective date of such termination.

7.	Covenant Not to Compete and Non-Disclosure of Information.

a.	Covenant Not to Compete. The Executive acknowledges and recognizes the highly competitive nature of the Company’s business and the goodwill, continued patronage, and specifically the names and addresses of the Company’s Clients (as hereinafter defined) constitute a substantial asset of the Company having been acquired through considerable time, money, and effort. Accordingly, in consideration of the execution of this Agreement, in the event the Executive’s employment is terminated by reason of disability pursuant to Section 6(b) or for Cause pursuant to Section 6(c), then the Executive agrees to the following:

i.	That during the Restricted Period (as hereinafter defined) and within the Restricted Area (as hereinafter defined), the Executive will not, individually or in conjunction with others, directly or indirectly, engage in any Competitive Business Activities (as hereinafter defined), whether as an officer, director, proprietor, employer, partner, independent contractor, investor (other than as a holder solely as an investment of less than I% of the outstanding capital stock of a publicly traded corporation), consultant, advisor or agent.

ii.	That during the Restricted Period and within the Restricted Area, the Executive will not, directly or indirectly, compete with the Company by soliciting, inducing or influencing any of the Company’s Clients which have a business relationship with the Company at the time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company.

b.	Non-Disclosure of Information. In the event Executive’s employment has been terminated pursuant to either Section 6(b) or Section 6(c) hereof, Executive agrees that, during the Restricted Period, Executive will not knowingly use or disclose any Proprietary Information of the Company for the Executive’s own purposes or for the benefit of any entity engaged in Competitive Business Activities. As used herein, the term “Proprietary Information” shall mean trade secrets or confidential proprietary information of the Company which is material to the conduct of the business of the Company. No information can be considered Proprietary Information unless the same is a unique process or method material to the conduct of the Company’s business, or is a customer list or similar list of persons engaged in business activities with the Company, or if the same is otherwise in the public domain or is required to be disclosed by order of any court or by reason of any statute, law, rule, regulation, ordinance or other governmental requirements. Executive further agrees that in the event his employment is terminated pursuant to Sections 6(b) or 6(c) above, all Documents in his possession at the time of his termination shall be returned to the Company at the Company’s principal place of business.

c.	Documents. “Documents” shall mean all original written, recorded, or graphic matters whatsoever, and any and all copies thereof, including, but not limited to: papers; books; records; tangible things; correspondence; communications; telex messages; memoranda; work papers; reports; affidavits; statements; summaries; analyses; evaluations; client records and information; agreements; agendas; advertisements; instructions; charges; manuals; brochures; publications; directories; industry lists; schedules; price lists; client lists; statistical records; training manuals; computer printouts; books of account, records, and invoices reflecting business operations; all things similar to any of the foregoing however denominated. In all cases where originals are not available, the term “Documents” shall also mean identical copies of original documents or non-identical copies thereof.

d.	Company’s Clients. The “Company’s Clients” shall be deemed to be any partnerships, corporations, professional associations, or other business organizations with whom the Company has conducted business.

e.	Restrictive Period. The “Restrictive Period” shall be deemed to be six (6) months following termination of the Executive’s employment with the Company as described by Section 6(b) or 6(c) of this Agreement.

f.	Restricted Area. The “Restricted Area” shall, if this Agreement has been terminated pursuant to Section 6(b) or 6(c), be within a fifty (50) mile radius of the Company’s principal office at the time of termination.

g.	Competitive Business Activities. The term “Competitive Business Activities” as used herein shall be deemed to mean the business of the Company at the time of termination.

h.	Covenants as Essential Elements of this Agreement. It is understood by and between the parties hereto that the foregoing covenants contained in Sections 7(a) and (b) are essential elements of this Agreement, and that but for the agreement by the Executive to comply with such covenants, the Company would not have agreed to enter into this Agreement. Such covenants by the Executive shall be construed to be agreements independent of any other provisions of this Agreement. The existence of any other claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, because of the relationship between the parties shall not constitute a defense to the enforcement of such covenants against the Executive.

i.	Survival After Termination of Agreement. Notwithstanding anything to the contrary contained in this Agreement, the covenants in Sections 7(a) and (b) shall survive the termination of this Agreement and the Executive’s employment with the Company.

j.	Remedies.

i.	The Executive acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Section 7(a) or (b) herein would be inadequate and a breach thereof will cause irreparable harm to the Company. In recognition of this fact, in the event of a breach by the Executive of any of the provisions of Section 7(a) or (b), the Executive agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, all rights of the Executive to payment or otherwise under this Agreement and all amounts then or thereafter due to the Executive from the Company under this Agreement may be terminated and the Company, without posting any bond, shall be entitled to obtain, and the Executive agrees not to oppose the Company’s request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

ii.	The Executive acknowledges that the granting of a temporary injunction, temporary restraining order, or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Section 7(a) or (b) and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting any form of competition with the Company. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

8.	Indemnification. The Executive shall continue to be covered by the Certificate of Incorporation and/or the Bylaws of the Company with respect to matters occurring on or prior to the date of termination of the Executive’s employment with the Company, subject to all the provisions of Delaware and Federal law and the Certificate of Incorporation and Bylaws of the Company then in effect. Such reasonable expenses, including attorneys’ fees, that may be covered by the Certificate of Incorporation and/or Bylaws of the Company shall be paid by the Company on a current basis in accordance with such provision, the Company’s Certificate of Incorporation, and Delaware law. To the extent that any such payments by the Company pursuant to the Company’s Certificate of Incorporation and/or Bylaws may be subject to repayment by the Executive pursuant to the provisions of the Company’s Certificate of Incorporation or Bylaws, or pursuant to Delaware or Federal law, such repayment shall be due and payable by the Executive to the Company within three (3) months after the termination of all proceedings, if any, which relate to such repayment and to the Company’s affairs for the period prior to the date of termination of the Executive’s employment with the Company and as to which Executive has been covered by such applicable provisions.

9.	Background. Jupiter Wellness understands the importance of creating a safe and secure work environment for all employees. As such, the Company reserves the right to conduct background investigations and/or reference checks on all potential employees. Please note that any job offer extended by the Company is contingent upon the successful completion of such checks.

10.	Policies. Jupiter Wellness employees are expected to follow the company’s rules and standards to create a safe and respectful workplace for everyone. To ensure compliance with these standards, employees will receive a copy of the Jupiter Wellness Executive Handbook, along with other relevant company policies, such as Regulation FD and Insider Trading Policies. The employee acknowledges that the terms of this contract are subject to and incorporate the policies and procedures set forth in the company’s employee handbook and any other applicable policies, which the employee agrees to review and abide by. The contract will not become effective until the employee signs and acknowledges receipt of the employee handbook and any other applicable policies.

11.	Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other arrangements pursuant to which it is satisfied that such tax and other payroll obligations will be satisfied in a manner complying with applicable law or regulation.

12.	Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed telecopy, in the case of the Executive to the Executive’s last place of business or residence as shown on the records of the Company, or in the case of the Company to its principal office as set forth in the first paragraph of this Agreement, or at such other place as it may designate.

13.	Waiver. Unless agreed in writing, the failure of either party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

14.	Completeness and Modification. This Agreement constitutes the entire understanding between the parties hereto superseding all prior and contemporaneous agreements or understandings among the parties hereto concerning the Employment Agreement. This Agreement may be amended, modified, superseded, or canceled, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party to be charged.

15.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

16.	Binding Effect/Assignment. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors, and assigns. This Agreement shall not be assignable by the Executive but shall be assignable by the Company in connection with the sale, transfer, or other disposition of its business or to any of the Company’s affiliates controlled by or under common control with the Company.

17.	Governing Law. This Agreement shall become valid when executed and accepted by Company. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida. Anything in this Agreement to the contrary notwithstanding, the Executive shall conduct the Executive’s business in a lawful manner and faithfully comply with applicable laws or regulations of the state, city, or other political subdivision in which the Executive is located.

18.	Further Assurances. All parties hereto shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purposes of this Agreement.

19.	Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

20.	Survival. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

21.	Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase, or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.

22.	Enforcement. Should it become necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorney’s fees at all trial and appellate levels, expenses, and costs.

23.	Venue. The Company and the Executive acknowledge and agree that the 15th Judicial Circuit of Florida shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

24.	Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the party drafting the document.

25.	Superseding Agreement. This Agreement supersedes all prior or contemporaneous agreements, whether written or oral, and constitutes the entire understanding between the parties. Any changes to this Agreement must be in writing and signed by both parties. If there is any conflict between this Agreement and any other document or agreement related to the subject matter, this Agreement shall prevail.

26.	Approval of Named Officers. Notwithstanding any provision to the contrary, any compensation, incentive, or benefit arrangement for Named Officers of the company shall be deemed effective only upon the express approval of the Board of Directors, following a recommendation from the Compensation Committee.

27.	Role of Council. The Executive acknowledges his understanding that this Agreement was prepared at the request of the Company, and that company counsel did not represent the Executive in conjunction with this Agreement or any of the related transactions. The Executive, as further evidenced by his signature below, acknowledges that he has had the opportunity to obtain the advice of independent counsel of his choosing’ prior to his execution of this Agreement and that he has availed himself of this opportunity to the extent he deemed necessary and advisable.

THE EXECUTIVE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, THE EXECUTIVE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of date set forth in the first paragraph of this Agreement.

THE COMPANY

JUPITER WELLNESS, INC.

By:
Brian S. John, Chief Executive Officer

THE EXECUTIVE

Dr. Glynn Wilson

APPENDIX A
EQUITY COMPENSATION DETAILS

This appendix contains additional information about the Executive’s compensation through the issuance of either stock options or restricted stock. Please refer to this appendix for a detailed description of the grant date, vesting schedule, and strike price for these equity awards.

At a minimum, the Compensation Committee shall conduct an annual review of the Executive’s performance and recommend to the Board of Directors a specific number of stock options for approval. This recommendation shall be based on the Executive’s achievements and contributions to the company’s success and will require Board approval.